EXHIBIT 99.1

Consolidated Communications Holdings Reports Third Quarter 2010 Results

  Delivered record IPTV subscriber growth.
  Best year over year access line performance in three years.
  Total connections growth for fourth consecutive quarter.
  Continued solid operating cash flow and dividend payout ratio.

MATTOON, Ill., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL)reported results for the third quarter ended September 30, 2010.

Third quarter financial summary:

  Revenue was $95.6 million.
  Net cash provided by operations was $24.7 million.
  Adjusted EBITDA was $45.2 million.
  Dividend payout ratio was 73.1%.

"I am pleased to report another solid quarter," said Bob Currey, president and CEO. "We delivered our fourth consecutive quarter of total connection increases driven by our strong growth in broadband subscribers and industry leading access line performance. Our 1,879 net IPTV adds represent our best quarter ever. The continued success in adding IPTV subscribers and the value of the triple play bundle helped us deliver our best year over year line loss in nearly three years. Financially, both our revenue and adjusted EBITDA were consistent with the prior quarter producing another comfortable dividend payout ratio."

Operating Statistics at September 30, 2010, Compared to September 30, 2009.

	Period Ended September 30,
	2010	2009	Increase/(decrease)%

Local access lines	239,695	250,370	(10,675)	(4.3)%
DSL subscribers	104,933	97,750	7,183	7.3%
IPTV subscribers	27,953	21,518	6,435	29.9%
ILEC VOIP lines	8,770	8,562	208	2.4%
CLEC access line equivalents	73,313	71,723	1,590	2.2%
Total connections	454,664	449,923	4,741	1.1%

Steve Childers, Consolidated's Chief Financial Officer, stated, "In addition to our solid operating results, our third quarter net income was positively affected by a net $4.6 million non-cash reduction in income tax expense and a $0.9 million (after tax) non cash reduction in interest expense related to changes in uncertain tax position liabilities. This contributed approximately $0.19 to our fully diluted earnings per share of $0.40 for the quarter."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $15.8 million and the dividend payout ratio was 73.1% resulting in a year to date payout ratio of 69.0%. At September 30, 2010, cash and cash equivalents were $56.0 million representing $24.1 million year over year growth. The Company made capital expenditures of $10.8 million during the quarter.

Financial Highlights for the Third Quarter Ended September 30, 2010

  Revenues were $95.6 million, compared to $101.6 million in the third quarter of 2009. The $6.0 million difference is comprised of the following: Local calling, long distance and network access combined to decline by $3.2 million primarily due to the decline in access lines. Subsidy revenue was down $1.8 million due to the loss of access lines and the increase in the National Average Cost per Loop for the Federal High Cost Fund. These declines were partially offset by an increase of $2.0 million in data and internet revenue. Additionally, the sale of our telemarketing business at the end of February and the continued phase-out of our operator service division resulted in a $3.0 million decline in revenue from the comparable period last year.
  Income from operations was $15.6 million, compared to $18.5 million in the third quarter of 2009.  The decline is primarily attributable to the revenue reduction in the core telephone operations as outlined above and a $0.6 million increase in depreciation, which were partially offset by $3.7 million in net operating expense reductions.
  Interest expense, net was $11.7 million, compared to $14.8 million in the same quarter last year.  The decline was attributable to a $1.7 million lower weighted average cost of debt and the reversal of $1.4 million in pre-tax interest expense as a result of the reduction in liabilities for uncertain tax positions.
  Other income, net was $7.0 million, compared to $6.1 million for same period in 2009.  For the quarter, we recognized $6.8 million of our pro rata share of earnings from our wireless partnerships.
  Net income attributable to common stockholders was $11.8 million versus $7.1 million in the third quarter of 2009. "Adjusted net income" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income" was $7.0 million for the third quarter of 2010, compared to $8.6 million in the same quarter of 2009.
  Diluted net income per common share was $0.40, compared to $0.24 in the same quarter of 2009. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release and was $0.24 for the third quarter versus $0.29 in the same period of 2009.
  Adjusted EBITDA was $45.2 million, compared to $47.3 million for the same period in 2009.
  Net cash provided from operating activities decreased $9.5 million to $24.7 million from $34.2 million for the third quarter in 2009. The decline is primarily attributable to the timing of accounts payable payments from year to year as well as an increase in our estimated tax payments.
  The total net debt to last twelve month Adjusted EBITDA coverage ratio is 4.42 times.

Financial Highlights for the Nine Months Ended September 30, 2010

  Revenues were $289.6 million, compared to $305.3 million in the same period of 2009. Local calling, long distance and network access were all lower due to the loss of access lines. Subsidies were negatively impacted by the increase in the National Average Cost per Loop. The sale of our telemarketing business and the continued phase-out of our operator services division represented $6.9 million of the decline. These declines were partially offset by a $2.0 million increase in our data and internet revenue from growth in DSL and IPTV.
  Net income attributable to common stockholders increased by $7.9 million to $25.8 million compared to $17.9 million in the prior year period. The increase was principally driven by improved operating expense performance, increased wireless distributions and the net impact of the change in the liability for uncertain tax positions.
  Diluted net income per common share increased by $0.26 to $0.86, compared to $0.60 in the same period of 2009. "Adjusted diluted net income per common share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per common share" was $0.77 versus $0.73 for the nine months ended September 30, 2009.
  Adjusted EBITDA was $138.2 million, compared to $140.8 million for the same period of 2009. The second quarter of 2009 included a non-cash benefit of $1.8 million due to an access settlement.
  Net cash provided from operating activities decreased by $2.5 million to $79.7 million, compared to $82.2 million for the nine month period in 2009. The decrease is primarily attributable to the month end timing of accounts payable and an increase in estimated tax payments.

Financial Guidance

The Company is updating its full year guidance with respect to cash taxes and cash interest expense, while reaffirming its previous capital expenditure guidance of $41.0 million to $42.0 million. Cash interest expense is now expected to be in the range of $49.5 million to $50.5 million, which reduces the high end of the guidance range by $1.0 million. Cash income taxes are now expected to be in the range of $18.0 million to $20.0 million, down from $21.0 million to $23.0 million. The improvement in cash income taxes is the result of the Company's election to take bonus depreciation as part of the recently enacted Small Business Jobs Act of 2010.

Dividend Payments

On November 1, 2010, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2011 to stockholders of record at the close of business on January 15, 2011.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss third quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 15956223. A telephonic replay of the conference call will also be available starting two hours after completion of the call until November 11, 2010 at midnight Eastern Time. The replay can be accessed by calling 1-800-642-1687.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income" and "adjusted diluted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted net income and adjusted diluted net income per share because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years.  As of September 30, 2010, the Company had 239,695 ILEC access lines, 73,313 Competitive Local Exchange Carrier (CLEC) access line equivalents, 104,933 DSL subscribers and 27,953 IPTV subscribers.  Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(2010 Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 55,961	$ 42,758
Accounts receivable, net	41,647	42,125
Prepaid expenses and other current assets	27,196	23,047
Total current assets	124,804	107,930

Property, plant and equipment, net	359,618	377,200
Intangibles, net and other assets	723,638	741,477
Total assets	$ 1,208,060	$ 1,226,607

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$ --	$ 344
Accounts payable	9,590	13,482
Accrued expenses and other current liabilities	66,100	63,616
Total current liabilities	75,690	77,442

Long-term debt	880,000	880,000
Other long-term liabilities	180,440	188,448
Total liabilities	1,136,130	1,145,890

Stockholders' equity:
Common stock, $0.01 par value	298	296
Paid in capital	102,639	109,746
Accumulated other comprehensive loss	(37,608)	(35,540)
Total Consolidated Communications Holdings, Inc.
stockholders' equity	65,329	74,502
Noncontrolling interest	6,601	6,215
Total equity	71,930	80,717
Total liabilities and stockholders' equity	$ 1,208,060	$ 1,226,607

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$ 95,576	$ 101,590	$ 289,615	$ 305,342
Operating expenses:
Cost of services and products	36,371	36,151	107,960	108,595
Selling, general and administrative expenses	21,686	25,600	65,879	79,327
Depreciation and amortization	21,918	21,341	64,920	63,999
Income from operations	15,601	18,498	50,856	53,421
Other income (expense):
Interest expense, net	(11,723)	(14,775)	(37,675)	(43,794)
Other income, net	7,040	6,054	20,026	19,078
Income before income taxes	10,918	9,777	33,207	28,705
Income tax expense	(1,049)	2,494	7,015	10,066
Net income	11,967	7,283	26,192	18,639
Less: Net income attributable to noncontrolling interest	130	226	385	769
Net income attributable to Consolidated Communications Holdings, Inc.	$ 11,837	$ 7,057	$ 25,807	$ 17,870

Diluted net income attributable to Consolidated
Communications Holdings, Inc. per common share	$ 0.40	$ 0.24	$ 0.86	$ 0.60

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
OPERATING ACTIVITIES
Net income	$ 11,967	$ 7,283	$ 26,192	$ 18,639
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	21,918	21,341	64,920	63,999
Non-cash stock compensation	621	502	1,740	1,434
Non-cash reversal of uncertain tax positions	(5,186)	--	(5,186)	--
Loss on disposal of assets	14	--	902	--
Other adjustments, net	426	(837)	1,250	(2,154)
Changes in operating assets and liabilities, net	(5,086)	5,923	(10,073)	292
Net cash provided by operating activities	24,674	34,212	79,745	82,210
INVESTING ACTIVITIES
Proceeds from sale of investments	--	--	35	--
Proceeds from sale of assets	25	--	997	300
Capital expenditures	(10,758)	(10,577)	(32,578)	(30,952)
Net cash used in investing activities	(10,733)	(10,577)	(31,546)	(30,652)
FINANCING ACTIVITIES
Payments made on long-term obligations	--	(232)	(344)	(685)
Purchase and retirement of common stock	--	--	--	(9)
Dividends on common stock & participating securities	(11,553)	(11,545)	(34,652)	(34,452)
Net cash used in financing activities	(11,553)	(11,777)	(34,996)	(35,146)
Net change in cash and cash equivalents	2,388	11,858	13,203	16,412
Cash and cash equivalents at beginning of period	53,573	20,025	42,758	15,471
Cash and cash equivalents at end of period	$ 55,961	$ 31,883	$ 55,961	$ 31,883

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Telephone Operations
Local calling services	$ 22,631	$ 24,331	$ 69,651	$ 73,318
Network access services	19,949	20,913	62,033	65,036
Subsidies	12,680	14,472	36,704	42,008
Long distance services	4,393	4,894	13,756	15,784
Data and Internet services	19,322	17,356	56,004	50,461
Other services	8,322	9,313	25,644	27,510
Total Telephone Operations	87,297	91,278	263,793	274,117
Other Operations	8,279	10,312	25,822	31,225
Total operating revenues	$ 95,576	$ 101,590	$ 289,615	$ 305,342

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
EBITDA:
Net cash provided by operating activities	$ 24,674	$ 34,212	$ 79,745	$ 82,210
Adjustments:
Compensation from restricted share plan	(621)	(502)	(1,740)	(1,434)
Other adjustments, net	(440)	837	(2,152)	2,154
Changes in operating assets and liabilities	10,272	(5,923)	15,259	(292)
Interest expense, net	11,723	14,775	37,675	43,794
Income taxes	(1,049)	2,494	7,015	10,066
EBITDA (1)	44,559	45,893	135,802	136,498

Adjustments to EBITDA (2):
Integration and restructuring (3)	--	1,391	--	5,363
Other, net (4)	(6,943)	(6,280)	(19,736)	(18,068)
Investment distributions (5)	6,928	5,841	20,440	15,543
Non-cash compensation (6)	621	502	1,740	1,434
Adjusted EBITDA	$ 45,165	$ 47,347	$ 138,246	$ 140,770
Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and
Pennsylvania businesses. For the third quarter of 2009, this is comprised of $0.6 million of integration costs and $0.8 million of severance costs.
(4) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Adjusted EBITDA	$ 45,165	$ 138,246

- Cash interest expense	(12,655)	(37,490)
- Capital expenditures	(10,754)	(32,574)
- Cash income taxes	(6,001)	(17,729)
- Principal payments on debt	--	(344)
+ Cash interest income	41	79

Cash available to pay dividends	$ 15,796	$ 50,188

Dividends Paid	$ 11,553	$ 34,652
Payout Ratio	73.1%	69.0%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	--
Total debt as of September 30, 2010	$ 880,000
Less cash on hand	(55,961)
Total net debt as of September 30, 2010	$ 824,039

Adjusted EBITDA for the last twelve
months ended September 30, 2010	$ 186,328

Total Net Debt to last twelve months
Adjusted EBITDA	4.42	x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Diluted Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Reported net income attributable to common stockholders	$ 11,837	$ 7,057	$ 25,807	$ 17,870
Change in uncertain tax liabilities	(4,591)	--	(4,591)	--
Interest reversal on reduction in uncertain tax positions	(882)	--	(882)	--
Access dispute settlement, net of tax	--	--	--	(1,325)
Loss on disposal of assets, net of tax	--	--	526	--
Severance, net of tax	--	605	--	2,001
Integration and restructuring charges, net of tax	--	431	--	1,480
Non-cash stock compensation	621	502	1,740	1,434
Adjusted net income attributable to common stockholders	$ 6,985	$ 8,595	$ 22,600	$ 21,460

Weighted average number of shares outstanding	29,483	29,389	29,483	29,388
Adjusted diluted net income per share	$ 0.24	$ 0.29	$ 0.77	$ 0.73

Calculations above assume a 35.3 and 25.5 percent effective tax rate for the three months ended September 30, 2010 and 2009, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics

	September 30,	June 30,	September 30,
	2010	2010	2009
Local access lines in service
Residential	141,980	143,283	148,857
Business	97,715	98,999	101,513
Total local access lines	239,695	242,282	250,370

Total IPTV subscribers	27,953	26,074	21,518

ILEC DSL subscribers (1)	104,933	103,428	97,750
ILEC Broadband Connections	132,886	129,502	119,268

ILEC VOIP subscribers	8,770	8,605	8,562

CLEC Access Line Equivalents (2)	73,313	73,686	71,723

Total connections	454,664	454,075	449,923

Long distance lines (3)	172,030	170,374	166,859
Dial-up subscribers	1,559	1,732	3,017
IPTV Homes passed	202,948	197.766	169,861

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits
(basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical)
services (OC-3 and OC-48) to the equivalent of an access line.

(3) Excludes CLEC LD subscribers.
CONTACT:  Consolidated Communications Holdings, Inc.
          Matt Smith, Treasurer & Director of Finance
          217-258-2959
          matthew.smith@consolidated.com